Exhibit 5.2

June 28, 2024

Holdco Nuvo Group D.G Ltd.

94 Yigal Alon St.

Tel Aviv, Israel 6789155

Re:	Holdco Nuvo Group D.G Ltd. Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as U.S. counsel for Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”), in connection with the preparation of a Registration Statement on Form F-1, including the prospectus constituting a part thereof (as may be amended, the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Registration Statement of (i) 12,642,940 ordinary shares of the Company, no par value (“Ordinary Shares”), that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), and (ii) 580,500 Ordinary Shares that may be issued upon exercise of warrants issued to LAMF SPAC Holdings I LLC, and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), which such Warrants were originally issued by LAMF Global Ventures Corp. I (“LAMF” or “SPAC”) pursuant to the Warrant Agreement, dated November 10, 2021 (the “Warrant Agreement”), by and between LAMF and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) and were exercisable to purchase Class A ordinary shares of LAMF, par value $0.0001 per share. On April 30, 2024, the Warrant Agreement was amended by a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) by and among LAMF, the Company and the Warrant Agent such that, upon the consummation of the business combination contemplated by that certain Business Combination Agreement, dated August 17, 2023 (the “Business Combination Agreement”), by and among the Company, LAMF, Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Assetco”), and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of LAMF (“Merger Sub”), the Warrants became exercisable to purchase Ordinary Shares.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Warrant Agreement filed as Exhibit 4.2 to the Registration Statement;

3.	the Warrant Assumption Agreement filed as Exhibit 4.3 to the Registration Statement;

4.	the Specimen Warrant Certificate of the Company filed as Exhibit 4.4 to the Registration Statement; and

5.	such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have assumed that each of LAMF and the Warrant Agent is validly existing, has duly authorized, executed and delivered each of the Warrant Agreement and the Warrant Assumption Agreement and had all requisite legal ability to do so. We have also assumed that pursuant to Israeli law, the Company is validly existing, had the power to execute the Warrant Assumption Agreement and duly authorized, executed and delivered the Warrant Assumption Agreement and has all requisite legal ability to do so.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Warrants constitute valid and legally binding obligations of the Company.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

The opinions expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP